EXHIBIT 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
Contacts:
Derek K. Cole
Director, Investor Relations
303-464-3986
derek.cole@myogen.com
MYOGEN REPORTS 2006 SECOND QUARTER RESULTS
Denver, Colorado, August 7, 2006 — Myogen, Inc. (Nasdaq: MYOG), a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders, today reported 2006 second quarter results. As of June 30, 2006, the Company had cash, cash equivalents and investments of $188.1 million. Loss from continuing operations for the quarter ended June 30, 2006 was $18.5 million, or $0.44 per share, compared to a loss from continuing operations of $21.7 million, or $0.61 per share during the same period last year. Loss from continuing operations for the six months ended June 30, 2006 was $36.1 million, or $0.85 per share, compared to a loss from continuing operations of $40.3 million, or $1.13 per share during the same period last year.
“In the second quarter, we continued to successfully execute our strategic plan with good progress across all aspects of the company” said J. William Freytag, President and Chief Executive Officer of Myogen. “The clinical trial results for ambrisentan enhance our optimism about the quality of the ambrisentan New Drug Application, which we expect to submit to the FDA in the fourth quarter, thus moving us closer toward our ultimate goal of registering and commercializing ambrisentan. With the launch of Flolan commercial operations and with our PAH-focused sales force now fully engaged, we have taken an important step forward in our growth as a commercial company. We also continued the development of darusentan with the initiation of the first pivotal Phase 3 clinical trial in resistant hypertension. Lastly, the extension of our research and development collaboration with Novartis furthers our goal of identifying disease modifying drugs for chronic heart failure.”
Second Quarter Highlights
•	Announcement of Positive Results for Second Ambrisentan Pivotal Phase 3 Clinical Trial (ARIES-1)

•	Announcement of Positive Results for Integrated Analysis of ARIES-1 and ARIES-2 Trials

•	Presentation of ARIES-2 Results at Annual Meeting of American Thoracic Society

•	Initiation of Darusentan Phase 3 Clinical Program in Resistant Hypertension

•	Extension of Drug Discovery Collaboration with Novartis for Additional Two Years
Product Portfolio Update
Ambrisentan: Ambrisentan is a non-sulfonamide, propanoic-acid class, type-A selective endothelin receptor antagonist that is being evaluated as a once daily oral therapy for patients with pulmonary arterial hypertension (PAH). Ambrisentan has been evaluated in two placebo-controlled Phase 3 trials (ARIES-1 & -2), two Phase 2 trials (AMB 201 and AMB-222), and seven Phase 1 trials. Both Phase 3 trials met the primary efficacy endpoint of improved exercise capacity for all three ambrisentan doses evaluated (2.5, 5 and 10 mg once daily). More than 720 subjects have received ambrisentan in clinical trials, including approximately 480 PAH patients. As of July 2006, nearly 400 patients continue to be treated with ambrisentan, with exposures that currently extend up to 3.8 years. Ambrisentan has been granted orphan drug designation for the treatment of PAH in both the United States
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and European Union and has also been granted Fast Track designation by the U.S. Food and Drug Administration (FDA). Myogen expects to submit the ambrisentan New Drug Application to the FDA in the fourth quarter of 2006.
Long-term data: After the initial 12-week assessment period, all patients in the ARIES trials had the option to continue ambrisentan therapy in a long-term study. To date, more than 400 patients have been enrolled in this and other long-term studies. The incidence of confirmed serum aminotransferase test results greater than three times the upper limit of the normal range (3xULN) is approximately 1%.
In February 2006, the Company announced positive top line results of AMB-222, an open-label trial in which ambrisentan was administered to 36 patients with PAH who had previously discontinued bosentan, sitaxsentan or both due to serum aminotransferase abnormalities. Patients in AMB-222 have continued to receive ambrisentan therapy for periods up to 1.2 years (mean exposure of 11 months) and no further confirmed occurrence of serum aminotransferase concentrations greater than 3xULN has been observed.
Global PAH Collaboration with GlaxoSmithKline
In March 2006, GlaxoSmithKline and Myogen entered into a two-part collaboration involving each party’s PAH therapy. Myogen licensed commercialization rights for ambrisentan to GlaxoSmithKline in all territories outside of the United States where Myogen retains exclusive rights. Simultaneously, GlaxoSmithKline and Myogen entered into an agreement whereby Myogen will be responsible for the marketing and distribution of GSK’s Flolan (epoprostenol sodium), a life-saving medicine for many patients, used in the treatment of PAH, in the United States.
Myogen believes GlaxoSmithKline, one of the premier pharmaceutical companies in the world, is the ideal ex-US partner for ambrisentan. GSK has been a pioneer in the treatment of PAH and, through its decade-long experience with Flolan, has a deep understanding of the international regulatory and competitive PAH market environments. Meanwhile, the Flolan distribution agreement is expected to underwrite the development of the Company’s U.S. commercial organization and afford it the opportunity to establish a presence in the PAH marketplace well in advance of the potential launch of ambrisentan. The Company believes this strategic development will accelerate relationship building with all important customer segments, increasing the Company’s understanding of customer needs and market dynamics in general.
Flolan: Myogen has developed a commercial organization dedicated to the marketing and distribution of Flolan in the United States, including a PAH focused sales force, which began operations in May 2006. The Company records Flolan sales net of the supply price paid to the manufacturer/licensor, distribution fees paid to the specialty pharmacies and allowances for product returns, prompt pay discounts and government insurer rebates. Sales of Flolan in the United States commenced in April 2006. For the three months ended June 30, 2006, the Company’s Flolan net sales were $1.6 million on gross sales of $28.9 million.
Darusentan: Darusentan is a non-sulfonamide, propanoic-acid class, type-A selective endothelin receptor antagonist that is being evaluated as a once daily oral therapy for patients with resistant hypertension. In August 2005, the Company announced positive top line results of a Phase 2b clinical trial which evaluated darusentan in patients with resistant systolic hypertension. Additional results from the Phase 2b study were presented at ACC.06, the 55th Annual Scientific Session of the American College of Cardiology, which was held March 11-14, 2006 in Atlanta, Georgia. Based on these results, the Company plans to conduct international Phase 3 clinical trials, DAR-311 and DAR-312, to further evaluate darusentan for the treatment of patients with resistant hypertension. DAR-311 was initiated in June 2006. The Company expects to initiate DAR-312 in the second half of 2006.
DAR-311
The primary objective of this Phase 3 randomized, double-blind, placebo-controlled parallel group trial is to determine if darusentan is effective in reducing systolic blood pressure in resistant hypertension patients currently treated with full doses of four or more antihypertensive medications, one of which is a diuretic. Patients are eligible for enrollment in this trial if they have a systolic blood pressure greater than or equal to 140 mmHg and no other compelling conditions. For patients with diabetes and chronic kidney disease, the blood pressure inclusion criterion is a systolic blood pressure greater than 130 mmHg. Approximately 352 patients will be randomized to one of three doses of darusentan (50, 100, or 300 mg qd) versus placebo in a ratio of 7:7:7:11. The treatment period for the trial is 14 weeks. The primary endpoint of the trial is change from baseline to week 14 in trough sitting systolic blood pressure as compared to placebo. Upon completion of the 14-week assessment period, patients will be eligible to enroll in a long-term safety study.
DAR-312
The primary objective of this Phase 3 randomized, double-blind, placebo-controlled trial is to determine if darusentan is effective in reducing systolic blood pressure in patients with resistant hypertension. Patients are eligible for enrollment in this trial if they have a systolic blood pressure greater than or equal to 140 mmHg despite treatment with full doses of three antihypertensive drugs, one of which is a diuretic, and no other compelling conditions. For patients with diabetes and chronic kidney disease, the blood pressure inclusion criterion is a systolic blood pressure greater than 130 mmHg. Approximately 770 patients will be randomized to darusentan, active control (guanfacine, an antihypertensive drug that acts as a central alpha agonist) or placebo, in a 3:3:1 ratio. The treatment period for the trial is 14 weeks. The primary endpoint of the trial is change from baseline to week 14 in trough sitting systolic blood pressure compared to placebo and then compared to the active control. Upon completion of the 14-week assessment period, patients will be eligible to enroll in a long-term safety study.
Patients enrolled in the two long-term safety studies will be treated and followed for safety for at least six months with a mean exposure expected to be in excess of one year. The Company may undertake additional studies in this indication for commercial and regulatory support.
Drug Discovery Research: Myogen is continuing to move forward with its drug discovery program, which is the subject of a broad collaboration with Novartis. The program is focused on the discovery, development and commercialization of new therapeutics for the treatment of heart muscle disease. In July 2006, the Company announced that Novartis had extended the collaboration for an additional two years.
Financial Highlights for Second Quarter 2006
Flolan net sales for the quarter ended June 30, 2006 were $1.6 million. Sublicense revenues for the quarter were $737,000. The sublicense revenue from GSK is derived from the non-refundable upfront payment of $20 million made by GSK in March 2006 and the milestone achieved in April 2006, which are being recognized ratably over the expected service period. The Company expects that sublicense revenue related to the GSK sublicense in subsequent quarters will be similar to the second quarter, based on milestones achieved to date.
Research and development contracts revenue from the Company’s research agreement with Novartis was $1.8 million for the second quarter of 2006 compared to $1.6 million during the same period in 2005.
Research and development expenses, including stock-based compensation expenses, decreased 31% to $14.5 million from $21.0 million for the quarters ended June 30, 2006 and 2005, respectively. The decrease in expenses from 2005 was primarily due to the discontinuation of the development of enoximone, which was partially offset by growth in expenses related to darusentan and increased stock-based compensation expense. The Company expects research and development expenses to increase in the second half relative to the rate of spending in the second quarter, due to the initiation of the darusentan Phase 3 clinical program.
Selling, general and administrative expenses, including stock-based compensation expenses, increased 249% to $10.2 million for the second quarter of 2006 from $2.9 million during the same period in 2005. The increase was primarily due to increased stock-based compensation expense, increased marketing costs associated with ambrisentan pre-launch activities, staffing and related recruiting costs and an increase in professional service costs.

2006 Financial Guidance
Financial projections entail a high level of uncertainty due, among many factors, to the variability involved in predicting clinical trial initiation timelines, enrollment rates and results, product revenue and the potential for Myogen to enter into additional licensing or strategic collaborations.
For the year ending December 31, 2006, the Company anticipates:
•	Total Flolan net revenue of $3.75 million to $4.5 million;

•	Total research and development contract revenue of $7.0 million to $7.2 million;

•	Total operating expenses, excluding stock-based compensation expenses, of $100 million to $115 million; and,

•	Basic net loss per share between $2.25 and $2.65.
In addition, based on current spending projections, the Company believes its cash, cash equivalents and investments are sufficient to fund operations through at least the end of 2007.
Conference Call
J. William Freytag, President and CEO, and other members of Myogen’s senior management will provide a company update and discuss results via webcast and conference call on Monday, August 7, 2006 at 4:30 pm Eastern time. To access the live webcast, please log on to the company’s website at www.myogen.com and go to the Investor Relations section. Alternatively, callers may participate in the conference call by dialing 800-218-0713 (domestic) or 303-262-2140 (international). Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Friday, August 18, 2006. Callers can access the replay by dialing 800-405-2236 (domestic) or 303-590-3000 (international). The passcode is 11065905.
About Myogen
Myogen has two product candidates in late-stage clinical development: ambrisentan for the treatment of patients with pulmonary arterial hypertension (PAH) and darusentan for the treatment of patients with resistant hypertension. Myogen and GlaxoSmithKline have entered into a global PAH collaboration in which Myogen has marketing and distribution rights to GlaxoSmithKline’s Flolan® (epoprostenol sodium) for Injection in the United States and GlaxoSmithKline has licensed ambrisentan from Myogen for all territories outside of the United States, where Myogen retains exclusive rights. Myogen also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit Myogen’s website at www.myogen.com.
Safe Harbor Statement
This press release contains forward-looking statements that involve significant risks and uncertainties, including the statements relating to the design and implementation of the darusentan Phase 3 development program, the submission of a New Drug Application for ambrisentan, Flolan revenue projections and projections regarding the sufficiency of the Company’s current cash, cash equivalents and investments. Actual results and events could differ materially from those projected and the Company cautions investors not to place undue reliance on the forward-looking statements contained in this release.
Among other things, the projected commencement of any of the Company’s clinical trials, including the projected commencement of the second darusentan Phase 3 trial in the second half of 2006, and the projected submission of the ambrisentan NDA, may be affected by difficulties or delays, including difficulties or delays caused by regulatory issues, patient enrollment, patient treatment, data collection or data analysis. In addition, the Company’s results may be affected by its effectiveness at managing its financial resources, its ability to successfully develop and market its current products, its ability to obtain and enforce patent protection for its products, competition from other biotechnology or pharmaceutical companies, difficulties or delays in manufacturing the Company’s products, and regulatory developments involving current and future products. Delays in clinical programs, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors, could adversely affect the Company’s financial position and prospects. Prior clinical trial program designs and results are not necessarily predictive of future clinical trial designs or results. For example, the positive results of the darusentan Phase 2b trial are not necessarily predictive of the results of the Company’s planned Phase 3 trials of darusentan in patients with resistant hypertension as a result of the fact that, among other things, the designs of the planned Phase 3 clinical trials differ in material respects from the design of the Phase 2b program. In addition, the Company may elect, or be required by applicable regulatory authorities, to modify the designs of one or more of its proposed clinical trials or to conduct additional clinical trials of its product candidates to evaluate efficacy and/or safety. Any such additional clinical trials could adversely affect the Company’s financial position and prospects. Preliminary clinical trial results may not be confirmed upon full analysis of the detailed results of a trial and additional information relating to the safety, efficacy or tolerability of the Company’s product candidates may be discovered upon further analysis of trial data or analysis of new trial data or long term safety data. If the Company’s product candidates do not meet safety or efficacy endpoints in clinical evaluations, they will not receive regulatory approval and the Company will not be able to market them. Even if the Company’s product candidates meet safety and efficacy endpoints, regulatory authorities may not approve them, or the Company may face post-approval problems that require the withdrawal of its product from the market. There can be no assurance that Myogen’s product candidates, including ambrisentan, will be proven safe and effective for use in humans. Abnormal liver function test results have been reported in trials of endothelin receptor antagonists, including the Phase 2 trial of ambrisentan.
Cash flow projections involve a high degree of uncertainty, including variances in future spending rates due to changes in corporate priorities, the timing of and outcomes of clinical trials, competitive developments and the impact on expenditures and available capital from licensing and strategic collaboration opportunities. If the Company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. Myogen may not ever have any products that generate significant revenue.
Additional risks and uncertainties relating to the company and its business can be found in the “Risk Factors” section of Myogen’s annual report on Form 10-K, in Myogen’s periodic reports on Form 10-Q and Form 8-K and in other documents filed by Myogen with the Securities and Exchange Commission (SEC). It is Myogen’s policy to only update or confirm its public guidance by issuing a press release or filing a periodic or current report with the SEC. The Company generally plans to provide guidance as part of its annual and quarterly earnings releases but reserves the right to provide guidance at different intervals or to revise its practice in future periods. Myogen undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations.

MYOGEN, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	June 30,	December 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$157,941	$138,380
Short-term investments	30,112	38,575
Accounts receivable, net	10,766	—
Prepaid expenses, accrued interest receivable and other current assets	4,522	2,752
Assets of discontinued operations	—	1,289

Total current assets	203,341	180,996

Long-term investments	—	5,362
Property and equipment, net	2,950	2,622
Other assets	42	27

Total assets	$206,333	$189,007

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,660	$10,345
Accrued liabilities	2,819	2,797
Current portion of deferred revenue	4,801	1,187
Current portion of other liabilities	161	142
Current portion of notes payable, net of discount	—	172
Liabilities of discontinued operations	—	264

Total current liabilities	33,441	14,907

Deferred revenue, net of current portion	23,293	1,656
Other long term liabilities, net of current portion	211	220

Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized and 42,552,834 and 41,962,587 shares issued and outstanding as of June 30, 2006 and December 31, 2005, respectively	43	42
Additional paid-in-capital	422,938	412,862

Deferred stock-based compensation	—	(1,406)
Other comprehensive loss	(88)	(88)
Accumulated deficit	(273,505)	(239,186)

Total stockholders’ equity	149,388	172,224

Total liabilities and stockholders’ equity	$206,333	$189,007

MYOGEN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues:
Research and development contracts	$1,797	$1,580	$3,593	$3,286
Product sales, net	1,570	—	1,570	—
Sublicense revenues	737	—	2,709	—

	4,104	1,580	7,872	3,286

Costs and expenses:
Research and development (including stock-based compensation expense of $1,700, $266, $2,930 and $530, respectively)	14,521	20,957	30,748	38,627
Selling, general and administrative (including stock-based compensation expense of $3,907, $252, $5,819 and $504, respectively)	10,245	2,935	17,457	6,166

	24,766	23,892	48,205	44,793

Loss from operations	(20,662)	(22,312)	(40,333)	(41,507)
Interest income, net	2,156	611	4,079	1,174

Loss from continuing operations before cumulative effect of a change in accounting principle	(18,506)	(21,701)	(36,254)	(40,333)
Cumulative effect of a change in accounting principle	—	—	172	—

Loss from continuing operations	(18,506)	(21,701)	(36,082)	(40,333)
Gain on the sale of discontinued operations	—	—	1,763	—
Discontinued operations, net of income taxes	—	182	—	512

Net loss	$(18,506)	$(21,519)	$(34,319)	$(39,821)

Basic and diluted net loss per common share attributable to common stockholders:
Continuing operations before cumulative effect of a change in accounting principle	(0.44)	(0.61)	(0.85)	(1.13)
Cumulative effect of a change in accounting principle	0.00	0.00	0.00	0.00
Discontinued operations, net of income taxes	0.00	0.01	0.04	0.02

	$(0.44)	$(0.60)	$(0.81)	$(1.11)

Weighted average common shares outstanding	42,484,853	35,767,018	42,327,432	35,762,163